EXHIBIT 16.1

LETTER FROM REEVES, EVANS, McBRIDE & ZHANG, LLP

[LETTERHEAD OF REEVES, EVANS, McBRIDE, & ZHANG, LLP]

February 5, 2008

Healthy Fast Food, Inc
1075 America Pacific
Henderson, Nevada 89074

Dear Sir or Madam:

I have read the section Changes in and Disagreements with Accountants on Accounting and Financial Disclosure included in the Amendment No.3 to the Registration Statement on Form SB-2 of Healthy Fast Food, Inc dated February of 2008 being filed with the Securities and Exchange Commission and I am in agreement with the statements contained therein.

Very truly yours,

Reeves, Evans, McBride, Zhang & LLP

By:	/s/ Phillip Zhang
Phillip Zhang, CPA, CFE

Cc: Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Tel:  (702) 597-0010                                                                                                   www.remzcpa.com
Fax:  (702) 597-2767